Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Fourth Quarter and Year Ended December 31, 2025, Its 2026 Business Outlook, and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — February 19, 2026 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its fourth quarter and year ended December 31, 2025, its 2026 business outlook, and the declaration of a cash dividend.

For the fourth quarter ended December 31, 2025, revenue increased 6.4% to $1,396.6 million, compared to $1,312.6 million for the same quarter, prior year. Income from continuing operations before other income and expense increased 203.1% to $63.9 million for the fourth quarter ended December 31, 2025, compared to $21.1 million for the same quarter, prior year. Income from continuing operations, net of tax, increased 461.0% to $37.7 million for the fourth quarter ended December 31, 2025, compared to loss from continuing operations, net of tax, of $10.5 million for the same quarter, prior year. In connection with the distribution of Concentra Group Holdings Parent (“Concentra”) common stock to our stockholders, there was a one-time acceleration of $45.9 million of stock compensation expense, which reduced income (loss) from continuing operations for the quarter ended December 31, 2024. Additionally, during the quarter ended December 31, 2024, we recognized a loss on early retirement of debt of $17.9 million. Adjusted EBITDA was $104.7 million for the fourth quarter ended December 31, 2025, compared to $116.0 million for the same quarter, prior year. Earnings per common share from continuing operations increased 184.2% to $0.16 for the fourth quarter ended December 31, 2025, compared to diluted loss per common share from continuing operations of $0.19 for the same quarter, prior year. Adjusted earnings per common share from continuing operations, net of tax, was $0.16 for the fourth quarter ended December 31, 2025, compared to $0.18 for the same quarter, prior year. Prior year adjusted earnings per common share excludes the one-time acceleration of stock compensation expense, the loss on early retirement of debt, and certain transaction costs associated with the Concentra transaction. The definition of Adjusted EBITDA and a reconciliation of income from continuing operations, net of tax, to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share from continuing operations, net of tax, to adjusted earnings per common share from continuing operations, net of tax, is presented in table X of this release.

For the year ended December 31, 2025, revenue increased 5.1% to $5,452.8 million, compared to $5,187.1 million for the prior year. Income from continuing operations before other income and expense increased 25.3% to $336.2 million for the year ended December 31, 2025, compared to $268.3 million for the prior year. Income from continuing operations, net of tax, increased 65.0% to $214.5 million for the year ended December 31, 2025, compared to $130.0 million for the prior year. In connection with the distribution of Concentra, there was a one-time acceleration of $45.9 million of stock compensation expense, which reduced income from continuing operations for the year ended December 31, 2024. Additionally, during the year ended December 31, 2024, we recognized a loss on early retirement of debt of $28.8 million. Adjusted EBITDA was $493.2 million for the year ended December 31, 2025, compared to $510.4 million for the prior year. Earnings per common share from continuing operations, net of tax, increased 127.5% to $1.16 for the year ended December 31, 2025, compared to $0.51 for the prior year. Adjusted earnings per common share from continuing operations, net of tax, increased 23.4% to $1.16 for the year ended December 31, 2025, compared to $0.94 for the prior year. Prior year adjusted earnings per common share excludes the one-time acceleration of stock compensation expense and the loss on early retirement of debt. The definition of Adjusted EBITDA and a reconciliation of income from continuing operations, net of tax, to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share from continuing operations, net of tax, to adjusted earnings per common share from continuing operations, net of tax, is presented in table X of this release.

On November 25, 2024, we completed a tax-free distribution of 104,093,503 shares of common stock of Concentra to our stockholders. Following the completion of the distribution, we no longer own any shares of Concentra’s common stock. The results of Concentra, and related transaction costs, have been reflected as discontinued operations in the prior period consolidated statements of operations.

On November 24, 2025, the Company received a non-binding indication of interest from Robert A. Ortenzio, our Executive Chairman, Co-Founder and Director, to acquire all of the Company’s outstanding shares for cash consideration of $16.00 to $16.20 per share of our common stock (the “Proposal” and such transaction, the “Take Private Transaction”). Mr. Ortenzio publicly announced the Proposal on November 24, 2025 in a Schedule 13D filing with the SEC. On November 25, 2025, in connection with the Proposal, the disinterested members of the Board of Directors met and voted to form an independent special committee of the Board of Directors (the “Special Committee”). The Special Committee is carefully reviewing and evaluating the Proposal in consultation with their advisors and will determine the appropriate course of action in the best interests of the Company and its stockholders. In connection therewith, the Special Committee is evaluating other potential strategic alternatives to maximize stockholder value.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation clinics in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, and the outpatient rehabilitation segment. As of December 31, 2025, Select Medical operated 104 critical illness recovery hospitals in 28 states, 38 rehabilitation hospitals in 15 states, and 1,917 outpatient rehabilitation clinics in 39 states and the District of Columbia. At December 31, 2025, Select Medical had operations in 39 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the fourth quarter ended December 31, 2025, revenue for the critical illness recovery hospital segment increased 4.9% to $629.7 million, compared to $600.4 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 5.3% to $66.4 million for the fourth quarter ended December 31, 2025, compared to $63.1 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 10.5% both the fourth quarters ended December 31, 2025 and 2024. Certain critical illness recovery hospital key statistics are presented in table VII of this release for the fourth quarters ended December 31, 2025 and 2024.

For the year ended December 31, 2025, revenue for the critical illness recovery hospital segment increased 1.4% to $2,477.8 million, compared to $2,444.2 million for the prior year. Adjusted EBITDA for the critical illness recovery hospital segment was $265.4 million for the year ended December 31, 2025, compared to $301.6 million for the prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 10.7% for the year ended December 31, 2025, compared to 12.3% for the prior year. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for the years ended December 31, 2025 and 2024.

Rehabilitation Hospital Segment

For the fourth quarter ended December 31, 2025, revenue for the rehabilitation hospital segment increased 15.2% to $339.2 million, compared to $294.4 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 11.1% to $69.2 million for the fourth quarter ended December 31, 2025, compared to $62.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 20.4% for the fourth quarter ended December 31, 2025, compared to 21.2% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table VII of this release for both the fourth quarters ended December 31, 2025 and 2024.

For the year ended December 31, 2025, revenue for the rehabilitation hospital segment increased 16.1% to $1,289.0 million, compared to $1,110.6 million for the prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 13.4% to $278.6 million for the year ended December 31, 2025, compared to $245.7 million for the prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 21.6% for the year ended December 31, 2025, compared to 22.1% for the prior year. Certain rehabilitation hospital key statistics are presented in table VIII of this release for the years ended December 31, 2025 and 2024.

Outpatient Rehabilitation Segment

For the fourth quarter ended December 31, 2025, revenue for the outpatient rehabilitation segment increased 1.6% to $324.6 million, compared to $319.6 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $11.2 million for the fourth quarter ended December 31, 2025, compared to $26.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 3.4% for the fourth quarter ended December 31, 2025, compared to 8.3% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for the fourth quarters ended December 31, 2025 and 2024.

For the year ended December 31, 2025, revenue for the outpatient rehabilitation segment increased 2.8% to $1,284.9 million, compared to $1,250.3 million for the prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $90.2 million for the year ended December 31, 2025, compared to $108.6 million for the prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 7.0% for the year ended December 31, 2025, compared to 8.7% for the prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for the years ended December 31, 2025 and 2024.

Dividend

On February 12, 2026, Select Medical’s Board of Directors declared a cash dividend of $0.0625 per share. The dividend will be payable on or about March 12, 2026 to stockholders of record as of the close of business on March 2, 2026.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s Board of Directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s Board of Directors may deem to be relevant.

Stock Repurchase Program

The Board of Directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. The common stock repurchase program will remain in effect until December 31, 2027, unless further extended or earlier terminated by the Board of Directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

During the year ended December 31, 2025, Select Medical repurchased 6,375,512 shares at a cost of approximately $96.5 million, or $15.13 per share, which includes transaction costs. From the inception of the common stock repurchase program through December 31, 2025, Select Medical has repurchased 54,610,335 shares at a cost of approximately $696.8 million, or $12.76 per share, which includes transaction costs. On August 16, 2022, Congress passed the Inflation Reduction Act of 2022, which enacted a 1% excise tax on stock repurchases that exceed $1.0 million, effective January 1, 2023. For the year ended December 31, 2025, $0.8 million has been accrued for the 1% excise tax as a cost of the stock repurchase.

Business Outlook

Select Medical is issuing its business outlook for 2026. Select Medical expects revenue to be in the range of $5.6 billion to $5.8 billion, Adjusted EBITDA to be in the range of $520.0 million to $540.0 million, and fully diluted earnings per share to be in the range of $1.22 to $1.32. A reconciliation of full year 2026 Adjusted EBITDA expectations to income from continuing operations, net of tax, is presented in table XI of this release.

Conference Call

Select Medical will host a conference call regarding its results for the fourth quarter and full year ended December 31, 2025, and its business outlook on Friday, February 20, 2026, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holdings Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2026 long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	adverse economic conditions including an inflationary environment, and changes to United States tariff and import/export regulations, could cause us to continue to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, and/or the inability to attract or retain qualified healthcare professionals could limit our ability to staff our facilities;

•	shortages in qualified health professionals could cause us to increase our dependence on contract labor, increase our efforts to recruit and train new employees, and expand upon our initiatives to retain existing staff, which could increase our operating costs significantly;

•	the negative impact of public threats such as a global pandemic or widespread outbreak of an infectious disease similar to the COVID-19 pandemic;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	the impact of the non-binding indication of interest from our Executive Chairman, Co-Founder and Director, and the Board of Directors’ evaluation of the proposal on our business and results of operations;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K for the year ended December 31, 2025.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Robert S. Kido

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2024 and 2025

(In thousands, except per share amounts, unaudited)

	2024	2025	% Change
Revenue	$1,312,564	$1,396,634	6.4%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,175,099	1,250,800	6.4
General and administrative	80,197	45,693	(43.0)
Depreciation and amortization	36,283	36,205	(0.2)
Total costs and expenses	1,291,579	1,332,698	3.2
Other operating income	106	—	N/M
Income from continuing operations before other income and expense	21,091	63,936	203.1
Other income and expense:
Loss on early retirement of debt	(17,906)	—	N/M
Equity in earnings of unconsolidated subsidiaries	10,423	15,399	47.7
Interest expense	(28,551)	(28,871)	1.1
Income (loss) from continuing operations before income taxes	(14,943)	50,464	437.7
Income tax expense (benefit) from continuing operations	(4,487)	12,722	383.5
Income (loss) from continuing operations, net of tax	(10,456)	37,742	461.0
Discontinued operations:
Income from discontinued business	24,669	—	N/M
Income tax expense from discontinued business	10,457	—	N/M
Income from discontinued operations, net of tax	14,212	—	N/M
Net income	3,756	37,742	904.8
Less: Net income attributable to non-controlling interests	19,806	17,568	(11.3)
Net income (loss) attributable to Select Medical	$(16,050)	$20,174	225.7
Net income (loss) attributable to Select Medical’s common stockholders:
Income (loss) from continuing operations, net of tax	$(23,664)	$20,174
Income from discontinued operations, net of tax	7,614	—
Net income (loss) attributable to Select Medical’s common stockholders	$(16,050)	$20,174
Basic earnings (loss) per common share:
Continuing operations	$(0.18)	$0.16
Discontinued operations	0.06	—
Total basic earnings (loss) per common share(1)	$(0.12)	$0.16
Diluted earnings (loss) per common share:
Continuing operations	$(0.19)	$0.16
Discontinued operations	0.06	—
Total diluted earnings (loss) per common share(1)	$(0.13)	$0.16

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful.

II. Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2024 and 2025

(In thousands, except per share amounts, unaudited)

	2024	2025	% Change
Revenue	$5,187,105	$5,452,830	5.1%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	4,553,461	4,823,535	5.9
General and administrative	225,869	154,414	(31.6)
Depreciation and amortization	142,866	140,303	(1.8)
Total costs and expenses	4,922,196	5,118,252	4.0
Other operating income	3,406	1,592	(53.3)
Income from continuing operations before other income and expense	268,315	336,170	25.3
Other income and expense:
Loss on early retirement of debt	(28,845)	—	N/M
Equity in earnings of unconsolidated subsidiaries	63,904	54,521	(14.7)
Interest expense	(128,605)	(117,942)	(8.3)
Income from continuing operations before income taxes	174,769	272,749	56.1
Income tax expense from continuing operations	44,782	58,216	30.0
Income from continuing operations, net of tax	129,987	214,533	65.0
Discontinued operations:
Income from discontinued business	223,414	—	N/M
Income tax expense from discontinued business	56,697	—	N/M
Income from discontinued operations, net of tax	166,717	—	N/M
Net income	296,704	214,533	(27.7)
Less: Net income attributable to non-controlling interests	82,666	68,314	(17.4)
Net income attributable to Select Medical	$214,038	$146,219	(31.7)%
Net income attributable to Select Medical’s common stockholders:
Income from continuing operations, net of tax	$65,473	$146,219
Income from discontinued operations, net of tax	148,565	—
Net income attributable to Select Medical’s common stockholders:	$214,038	$146,219
Earnings per common share:
Continuing operations - basic and diluted	$0.51	$1.16
Discontinued operations - basic and diluted	1.15	—
Total earnings per common share - basic and diluted:(1)	$1.66	$1.16

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful.

III. Earnings per Share

For the Three Months and Years Ended December 31, 2024 and 2025

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings. Select Medical applies the treasury stock method when computing diluted EPS.

The following table sets forth the income from continuing operations, net of tax, attributable to Select Medical’s common stockholders, its common shares outstanding, and its participating securities outstanding for the three months and years ended December 31, 2024 and 2025:

	Basic EPS
	Three Months Ended December 31,		Years Ended December 31,
	2024	2025	2024	2025
Income (loss) from continuing operations, net of tax	$(10,456)	$37,742	$129,987	$214,533
Less: Net income attributable to non-controlling interests	13,208	17,568	64,514	68,314
Income (loss) from continuing operations, net of tax, attributable to Select Medical’s common stockholders	(23,664)	20,174	65,473	146,219
Less: distributed and undistributed net income (loss) attributable to participating securities(1)	(597)	542	2,319	3,354
Income (loss) from continuing operations, net of tax, attributable to common shares	$(23,067)	$19,632	$63,154	$142,865

The following tables set forth the computation of EPS for the three months and years ended December 31, 2024 and 2025:

	Three Months Ended December 31,
	2024
	Loss from Continuing Operations, Net of Tax, Allocation - Basic	Basic Shares(1)	Basic EPS	Loss from Continuing Operations, Net of Tax, Allocation - Diluted	Diluted Shares(1)	Diluted EPS
Common shares	$(23,067)	125,923	$(0.18)	$(23,664)	127,535	$(0.19)
Participating securities	(597)	3,261	$(0.18)
Total	$(23,664)

	Three Months Ended December 31,
	2025
	Income from Continuing Operations, Net of Tax, Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$19,632	120,634	$0.16
Participating securities	542	3,331	$0.16
Total	$20,174

	Year Ended December 31,
	2024			2025
	Income from Continuing Operations, Net of Tax, Allocation	Shares(1)	Basic and Diluted EPS	Income from Continuing Operations, Net of Tax, Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$63,154	124,614	$0.51	$142,865	122,647	$1.16
Participating securities	2,319	4,576	$0.51	3,354	2,879	$1.16
Total	$65,473			$146,219

(1)	Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31,
	2024	2025
Assets
Current Assets:
Cash and cash equivalents	$59,694	$26,523
Accounts receivable	821,385	864,207
Other current assets	138,698	134,551
Total Current Assets	1,019,777	1,025,281
Operating lease right-of-use assets	908,095	957,904
Property and equipment, net	872,185	992,314
Goodwill	2,331,898	2,360,902
Identifiable intangible assets, net	103,183	100,800
Other assets	372,813	414,388
Total Assets	$5,607,951	$5,851,589
Liabilities and Equity
Current Liabilities:
Payables and accruals	$777,781	$771,872
Current operating lease liabilities	179,601	188,405
Current portion of long-term debt and notes payable	20,269	24,217
Total Current Liabilities	977,651	984,494
Non-current operating lease liabilities	787,124	835,362
Long-term debt, net of current portion	1,691,546	1,803,979
Non-current deferred tax liability	81,497	112,157
Other non-current liabilities	73,038	79,858
Total Liabilities	3,610,856	3,815,850
Redeemable non-controlling interests	10,167	18,808
Total Equity	1,986,928	2,016,931
Total Liabilities and Equity	$5,607,951	$5,851,589

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended December 31, 2024 and 2025

(In thousands, unaudited)

	2024	2025
Operating activities
Net income	$3,756	$37,742
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	8,742	10,155
Depreciation and amortization	45,743	36,205
Provision for expected credit losses	2,620	301
Equity in earnings of unconsolidated subsidiaries	(10,423)	(15,399)
Loss on extinguishment of debt	8,099	—
Loss on sale of assets and businesses	48	55
Stock compensation expense	61,271	4,523
Amortization of debt discount, premium and issuance costs	684	783
Deferred income taxes	2,507	20,105
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	20,916	(38,698)
Other current assets	10,216	7,911
Other assets	(1,009)	(13,864)
Accounts payable and accrued expenses	(27,738)	14,506
Net cash provided by operating activities	125,432	64,325
Investing activities
Business combinations, net of cash acquired	(10,786)	(7,596)
Purchases of property and equipment	(63,429)	(59,100)
Investment in businesses	—	(1,455)
Proceeds from sales and exchanges of assets and sale of business	22	1,259
Net cash used in investing activities	(74,193)	(66,892)
Financing activities
Borrowings on revolving facilities	290,000	320,000
Payments on revolving facilities	(195,000)	(370,000)
Proceeds from term loans, net of issuance costs	1,043,355	—
Payments on term loans	(372,982)	(2,625)
Payment on senior notes, including call premium	(1,237,764)	—
Proceeds from senior notes, net of issuance costs	539,261	—
Borrowings of other debt	4,086	59,696
Principal payments on other debt	(29,498)	(8,363)
Dividends paid to common stockholders	(16,124)	(7,751)
Repurchase of common stock	(19,981)	(542)
Increase in overdrafts	11,630	16,751
Proceeds from issuance of non-controlling interests	6,300	2,940
Distributions to and purchases of non-controlling interests	(24,201)	(41,070)
Cash transferred to Concentra at separation	(182,095)	—
Net cash used in financing activities	(183,013)	(30,964)
Net decrease in cash and cash equivalents	(131,774)	(33,531)
Cash and cash equivalents at beginning of period	191,468	60,054
Cash and cash equivalents at end of period	$59,694	$26,523
Supplemental information:
Cash paid for interest	$39,472	$36,622
Cash paid for taxes	30,491	3,904

VI. Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2025

(In thousands, unaudited)

	2024	2025
Operating activities
Net income	$296,704	$214,533
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	39,178	52,970
Depreciation and amortization	203,894	140,303
Provision for expected credit losses	4,279	2,362
Equity in earnings of unconsolidated subsidiaries	(60,228)	(54,521)
Loss on extinguishment of debt	19,038	—
(Gain) loss on sale of assets and businesses	(1,063)	8
Stock compensation expense	100,670	16,702
Amortization of debt discount, premium and issuance costs	2,963	3,136
Deferred income taxes	(32,434)	30,652
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(95,845)	(45,185)
Other current assets	18,072	413
Other assets	12,933	(8,808)
Accounts payable and accrued expenses	9,703	(6,098)
Net cash provided by operating activities	517,864	346,467
Investing activities
Business combinations, net of cash acquired	(13,097)	(9,197)
Purchases of property and equipment	(222,177)	(229,225)
Investment in businesses	—	(1,455)
Proceeds from sales and exchanges of assets and sale of business	4,263	23,391
Net cash used in investing activities	(231,011)	(216,486)
Financing activities
Borrowings on revolving facilities	1,240,000	1,290,000
Payments on revolving facilities	(1,415,000)	(1,295,000)
Proceeds from term loans, net of issuance costs	1,880,052	—
Payments on term loans	(2,092,485)	(10,500)
Payment on senior notes, including call premium	(1,237,764)	—
Proceeds from senior notes, net of issuance costs	1,176,598	—
Borrowings of other debt	24,892	101,218
Principal payments on other debt	(65,280)	(34,328)
Dividends paid to common stockholders	(64,617)	(31,435)
Repurchase of common stock	(37,905)	(100,077)
Decrease in overdrafts	(4,471)	(9,052)
Proceeds from issuance of non-controlling interests	15,713	15,904
Distributions to and purchases of non-controlling interests	(60,001)	(89,882)
Proceeds from Concentra initial public offering	511,198	—
Cash transferred to Concentra at separation	(182,095)	—
Net cash used in financing activities	(311,165)	(163,152)
Net decrease in cash and cash equivalents	(24,312)	(33,171)
Cash and cash equivalents at beginning of period	84,006	59,694
Cash and cash equivalents at end of period	$59,694	$26,523
Supplemental information:
Cash paid for interest, excluding amounts received of $68,069 under the interest rate cap contract in 2024	$256,229	$120,624
Cash paid for taxes	133,187	26,022

VII. Key Statistics

For the Three Months Ended December 31, 2024 and 2025

(unaudited)

	2024	2025	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	104	104
Revenue (,000)	$600,445	$629,716	4.9%
Number of patient days(b)(c)	274,134	271,417	(1.0)%
Number of admissions(b)(d)	8,691	8,950	3.0%
Revenue per patient day(b)(e)	$2,183	$2,312	5.9%
Occupancy rate(b)(f)	67%	67%	0.0%
Adjusted EBITDA (,000)	$63,098	$66,413	5.3%
Adjusted EBITDA margin	10.5%	10.5%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	35	38
Revenue (,000)	$294,352	$339,184	15.2%
Number of patient days(b)(c)	119,870	131,591	9.8%
Number of admissions(b)(d)	8,626	9,452	9.6%
Revenue per patient day(b)(e)	$2,177	$2,311	6.2%
Occupancy rate(b)(f)	81%	82%	1.2%
Adjusted EBITDA (,000)	$62,277	$69,195	11.1%
Adjusted EBITDA margin	21.2%	20.4%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,914	1,917
Working days(g)	64	64
Revenue (,000)	$319,598	$324,564	1.6%
Number of visits(b)(h)	2,811,704	2,948,604	4.9%
Revenue per visit(b)(i)	$102	$98	(3.9)%
Adjusted EBITDA (,000)	$26,561	$11,179	(57.9)%
Adjusted EBITDA margin	8.3%	3.4%

(a)	Includes managed locations.

(b)	Excludes managed locations.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits.

VIII. Key Statistics
For the Years Ended December 31, 2024 and 2025

(unaudited)

	2024	2025	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	104	104
Revenue (,000)	$2,444,196	$2,477,814	1.4%
Number of patient days(b)(c)	1,118,757	1,107,387	(1.0)%
Number of admissions(b)(d)	35,784	36,126	1.0%
Revenue per patient day(b)(e)	$2,177	$2,230	2.4%
Occupancy rate(b)(f)	68%	69%	1.5%
Adjusted EBITDA (,000)	$301,634	$265,447	(12.0)%
Adjusted EBITDA margin	12.3%	10.7%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	35	38
Revenue (,000)	$1,110,592	$1,288,954	16.1%
Number of patient days(b)(c)	470,594	510,127	8.4%
Number of admissions(b)(d)	33,665	36,787	9.3%
Revenue per patient day(b)(e)	$2,134	$2,260	5.9%
Occupancy rate(b)(f)	84%	82%	(2.4)%
Adjusted EBITDA (,000)	$245,748	$278,622	13.4%
Adjusted EBITDA margin	22.1%	21.6%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,914	1,917
Working days(g)	256	255
Revenue (,000)	$1,250,294	$1,284,873	2.8%
Number of visits(b)(h)	11,147,920	11,517,388	3.3%
Revenue per visit(b)(i)	$101	$100	(1.0)%
Adjusted EBITDA (,000)	$108,577	$90,163	(17.0)%
Adjusted EBITDA margin	8.7%	7.0%

(a)	Includes managed locations.

(b)	Excludes managed locations.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits.

IX. Income from Continuing Operations, Net of Tax, to Adjusted EBITDA Reconciliation

For the Three Months and Years Ended December 31, 2024 and 2025

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, income from continuing operations, income from continuing operations before other income and expense, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles income from continuing operations, net of tax, to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings from continuing operations excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, transaction costs associated with the Concentra separation, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended December 31,		Years Ended December 31,
	2024	2025	2024	2025
Income (loss) from continuing operations, net of tax	$(10,456)	$37,742	$129,987	$214,533
Income tax expense (benefit)	(4,487)	12,722	44,782	58,216
Interest expense	28,551	28,871	128,605	117,942
Equity in earnings of unconsolidated subsidiaries	(10,423)	(15,399)	(63,904)	(54,521)
Loss on early retirement of debt	17,906	—	28,845	—
Income from continuing operations before other income and expense	$21,091	$63,936	$268,315	$336,170
Stock compensation expense:
Included in general and administrative	47,414	3,571	79,931	13,285
Included in cost of services	12,902	952	19,283	3,417
Depreciation and amortization	36,283	36,205	142,866	140,303
Concentra separation transaction costs(b)	(1,698)	—	—	—
Adjusted EBITDA	$115,992	$104,664	$510,395	$493,175

Critical illness recovery hospital	$63,098	$66,413	$301,634	$265,447
Rehabilitation hospital	62,277	69,195	245,748	278,622
Outpatient rehabilitation	26,561	11,179	108,577	90,163
Other(a)	(35,944)	(42,123)	(145,564)	(141,057)
Adjusted EBITDA	$115,992	$104,664	$510,395	$493,175

(a)	Other primarily includes general and administrative costs and other operating income, as discussed further above.

(b)	During the three months ended December 31, 2024, transaction costs of $1.7 million recognized in previous periods were reclassified from income from continuing operations to income from discontinued operations. Total Concentra separation transaction costs of $16.3 million were recognized during the year ended December 31, 2024 and included in income from discontinued business.

X. Reconciliation of Earnings per Common Share from Continuing Operations, Net of Tax, to Adjusted Earnings per Common Share from Continuing Operations, Net of Tax

For the Years Ended December 31, 2024 and 2025

(In thousands, except per share amounts, unaudited)

Adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations are not measures of financial performance under GAAP. Items excluded from adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations should not be considered in isolation or as alternatives to, or substitutes for, income from continuing operations, net of tax, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile income from continuing operations, net of tax, attributable to common shares and earnings per common share from continuing operations on a fully diluted basis to adjusted income from continuing operations, net of tax, attributable to common shares and adjusted earnings per common share from continuing operations on a fully diluted basis.

	Three Months Ended December 31,
	2024	Per Share(a)	2025	Per Share(a)
Income (loss) from continuing operations, net of tax, attributable to common shares(a)	$(23,664)	$(0.19)	$19,632	0.16
Adjustments:(b)
Loss on early retirement of debt, net of tax	12,885	0.10	—	—
Concentra separation transaction costs, net of tax	(1,241)	(0.01)	—	—
Stock compensation expense due to accelerated vesting, net of tax	34,645	0.28	—	—
Adjusted income from continuing operations, net of tax, attributable to common shares	$22,625	$0.18	$19,632	$0.16

	Years Ended December 31,
	2024	Per Share(a)	2025	Per Share(a)
Income from continuing operations, net of tax, attributable to common shares(a)	$63,154	$0.51	$142,865	$1.16
Adjustments:(b)
Loss on early retirement of debt, net of tax	20,311	0.16	—	—
Stock compensation expense due to accelerated vesting, net of tax	33,846	0.27	—	—
Adjusted income from continuing operations, net of tax, attributable to common shares	$117,311	$0.94	$142,865	$1.16

(a)	Income from continuing operations, net of tax, attributable to common shares and earnings per common share from continuing operations are calculated based on the diluted weighted average common shares outstanding, as presented in table III.

(b)	Adjustments to income from continuing operations, net of tax, attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding. The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit.

XI. Income from Continuing Operations, Net of Tax, to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2026

(In millions, unaudited)

The following is a reconciliation of full year 2026 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table IX for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance. Each item presented in the below table is an estimation of full year 2026 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Income from continuing operations, net of tax, attributable to Select Medical	$152	$164
Net income attributable to non-controlling interests	76	80
Income from continuing operations, net of tax	228	244
Income tax expense	64	69
Interest expense	118	118
Equity in earnings of unconsolidated subsidiaries	(57)	(58)
Income from continuing operations before other income and expense	353	373
Stock compensation expense	21	21
Depreciation and amortization	146	146
Adjusted EBITDA	$520	$540